EagleBankCorp.com 301.986.1800 MD | VA | DC About Eagle Bancorp, Inc. and EagleBank Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 12 offices, located in Suburban, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace. For Immediate Release August 16, 2024 Eagle Bancorp, Inc. Investor Relations Contact Eric Newell, Chief Financial Officer, Eagle Bancorp, Inc. 240.497.1796 EagleBank Media Contact Vikki Kayne Chief Marketing Officer 301.986.1800 EagleBank Names New Chief Credit Officer Janice ‘Jan’ Williams, CCO, Retires After 22 Years of Service to the Bank BETHESDA, MD. Eagle Bancorp, Inc. (NASDAQ: EGBN), the Bethesda-based holding company of EagleBank, one of the largest community banks in the Washington D.C. area, today announced Chief Credit Officer Janice “Jan” Williams will be retiring from EagleBank on June 30, 2025. Jan’s longstanding dedication and exceptional contributions have significantly driven the bank’s strategic growth over the past two decades. “It has been my immense pleasure to work alongside Jan for so many years. We are tremendously grateful for her outstanding work and unwavering commitment to EagleBank, and we wish her all the best in her well- deserved retirement,” said Susan Riel, President and CEO of EagleBank. Jan will work to assist in the transition of duties and responsibilities to Kevin Geoghegan who will be joining EagleBank on September 3, 2024, as Chief Credit Officer. Kevin’s most recent role was Chief Credit Officer at First Midwest Bank, which merged into Old National Bank in 2022. Previous roles include credit risk leadership positions at PNC Financial Services Group and National City Bank. “It is an incredibly exciting time to be joining EagleBank as it continues to focus on the strategic growth,” said Kevin Geoghegan. “I look forward to leveraging my experience in optimizing asset quality and proactively managing risk to drive forward EagleBank’s strategic goals and maintain the Bank’s position as a leader in the market.” “EagleBank is very fortunate to be a home for top talent in the banking industry,” added Riel. “We are pleased to welcome Kevin to our team and believe his expertise and experience will be instrumental as we work on execution of our strategic goals. Together, we will position EagleBank for continued growth.”

Caution About Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.